EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS ANNOUCES THE APPROVAL OF URACYST®
BY THE KFDA IN SOUTH KOREA

LONDON, Ontario January 6, 2011 – Stellar Pharmaceuticals Inc. ("Stellar" or "the Company") (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, announces the approval by the Korean Food and Drug Administration ("KFDA") of one of the Company’s lead products, Uracyst® (a sterile sodium chondroitin sulfate solution, 2%) for the treatment of interstitial cystitis / painful bladder syndrome ("IC/PBS").

Stellar markets Uracyst® directly in Canada.  In addition,  Uracyst® is currently being distributed in Germany, Italy, Belgium, Luxemburg, the Netherlands, Denmark, Sweden, Norway, Finland, Iceland, Turkey, United Kingdom and the Republic of Ireland through out-license agreements.   With this approval, Uracyst® will now also be distributed in South Korea by Stellar’s licensee in that market, Jeilmedix Pharmaceutical Co. ("Jeilmedix").

Established in 1998, Jeilmedix, based in Daegu, South Korea, is a major importer of prescription medicines and medical devices from Germany, the United States and Canada into Korea.  One of Jeilmedix’s major focus areas is urology, the primary target market for Uracyst®.

Stellar expects to deliver the initial commercial order to Jeilmedix in January 2011 and Jeilmedix expects to commercially launch the product in South Korea in the first quarter of 2011.

Peter Riehl, Stellar’s President and Chief Executive Officer, stated, "KFDA approval of Uracyst® marks the achievement of a major regulatory and commercialization milestone for Stellar.  We are also very pleased to be working with Jeilmedix, a company that has a strong presence in this significant territory with a population of over 46 million.  We are confident that, with Jeilmedix’s support, Uracyst® will enjoy commercial success in South Korea as awareness, acceptance and adoption of the product grows.”

About Jeilmedix Pharmaceutical Co.

Jeilmedix is a privately owned importer and distributor specializing in pharmaceutical products and medical devices based in South Korea.  The company imports and distributes directly to a customer base of 2,500, utilizing a well-trained sales force currently totaling 68 representatives.  Urology, OBGYN, dermatology and orthopedics are Jeilmedix’s major therapeutic areas.

About Uracyst®

It is believed that over 70% of IC/PBS patients have defects in their bladder glycosaminoglycan layers. The glycosaminoglycan ("GAG") is a mucosa lining of the bladder that acts as a protective barrier against irritants and toxins in the urine and defends against bacterial adherence.  When the GAG is damaged, these irritants and toxins in the urine seep through, causing an irritation to the bladder wall.  This results in increased frequency and urgency to void (up to 60 times a day).  Many IC/PBS patients also experience severe pelvic pain.  These symptoms can be debilitating and have a serious impact on a patient’s quality of life.

Page 2 – FDA approval South Korea

Chondroitin sulfate (ChS) is believed to be the major proteoglycan responsible for the GAG barrier function.  Uracyst® was developed to replenish this defect.  Uracyst® 2% (400 mg) ChS dose has been shown to be the ideal dosage to saturate the bladder, thus restoring the barrier function. Instilled fluid volume of Uracyst® 20 mL also allows patients to retain the treatment in the bladder for a longer period of time thus a better uptake of the delivered dosage and a faster onset of symptomatic relief. Uracyst® is also one of the most cost effective treatments for these patients. Combine treatment efficacy with the most cost effective therapy and it becomes understandable why Uracyst® is becoming the product of choice in treating IC/PBS.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.  For more information, please visit www.stellarpharma.com.

Forward-looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.	Jeilmedix Pharmaceutical Co.
Peter Riehl	Ji-Young Chang
President & CEO	President & CEO
800-639-0643 or 519-434-1540	+82-53-628-0273 or +82-10-4501-1064

or	or

Arnold Tenney	Jae-Hyoun Lee
416-587-3200	+82-53-628-0273 or +82-10-8569-8976

or	or

Stephen Kilmer	Sung-Jo Choi
905-690-2400 x 21	+82-53-628-0273 or +82-10-2533-1766